SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Quality Systems, Inc.

(Name of Registrant as Specified In Its Charter)

Ahmed Hussein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8)	Filing Party:

      Ahmed Hussein

9)	Date Filed:

      September 6, 2005

VOTE TO PROTECT YOUR INVESTMENT!

VOTE TO IMPROVE OUR COMPANY’S CORPORATE GOVERNANCE!

VOTE FOR

AHMED HUSSEIN, IAN GORDON AND IBRAHIM FAWZY!

VOTE YOUR BLUE PROXY CARD TODAY!

Dear Fellow QSI Shareholder,

I currently own approximately 17% of the outstanding shares of QSI. I have been a shareholder of the Company since 1982, and a director since 1999.

I am pleased that the Company’s stock price has recently increased due in large part to the outstanding performance of the Company’s NextGen division. I have worked hard during my tenure on the Board to ensure that the Company is properly governed so that it could reach the level of prosperity it has achieved, and so that it may continue to experience growth and profitability in the future. However, I am very troubled by events that have taken place with respect to governance of the Company in the last three years and particularly, since the election of the present Board in September 2004. I believe that if these events and other issues are not addressed immediately, the Company may likely suffer a substantial decline in its performance in the future. It is for this reason that I am writing you and requesting that you support me in electing the directors I have put forward on my election slate.

The Company’s bylaws require a majority of the Board members to be independent directors. One of the principal purposes of this requirement is to enhance accountability, integrity, and transparency and to ensure that directors not employed by the company and not affiliated with insiders will bring an independent view to strategic, financial and other major decisions that face the Company. Unfortunately, I do not believe the majority of the current Board operates in a truly independent manner.

The current Board has become comfortable awarding themselves and executive management handsome compensation packages. I have opposed many, if not most, of these decisions, including those that have led to the impairment of independent governance at the Company. This has not made me popular with the other directors. Understanding that I pose a threat to them, it appears to me that the other directors have taken steps to entrench themselves and marginalize me. For example, I believe the directors have manipulated the number of seats available on the Board in an effort to preserve the status quo. The first evidence of this occurred immediately following the 2004 Annual Meeting after the current directors were elected to the Board. In one of their first Board meetings, the new directors and Chairman Sheldon Razin voted to fix the number of seats on the Board at seven. Then, in May 2005, when it became clear that I was going to mount a proxy contest in an attempt to return some semblance of balance, transparency and independence to the Board, the directors then increased the number of fixed seats from seven to nine and elected Louis Silverman, QSI’s CEO and President, and Patrick Cline, President of the Company’s NextGen division, to the Board. The directors subsequently announced in the Company’s current proxy statement that, at the July 28, 2005 Board meeting, they had once again voted to alter the number of seats on the Board, this time reducing the number of fixed seats from nine to eight, effective at the conclusion of the 2005 Annual Meeting. I believe that the directors have utilized their otherwise valid powers to expand and contract the size of the Board for the primary purpose of entrenching themselves and impeding and interfering with the efforts of the shareholders to effectively exercise their voting rights to elect new independent directors in this contested election. They understand that if I use my voting power in conjunction with your voting power, we will be able to dilute Mr. Razin’s influence on the Board and elect two new directors (in addition to myself) who will be truly independent. I believe it is time for shareholders to tell this Board that they will not stand for a Board that is not truly balanced, fair and transparent.

Brief Background

The Company was founded by Mr. Razin and became public following its IPO in 1982. Mr. Razin was CEO and Chairman from the founding of the Company in 1974 until 1999. Between 1996 and 1999, the Company’s shares lost some 90% of their value, due primarily to securities class action lawsuits and a derivative lawsuit that had been filed against the Company. Some of these lawsuits were filed against Mr. Razin personally, as well as against members of the then current Board.

Mr. Razin visited me in 1999 to seek my help in getting the Company beyond its then current troubles and to help him turn the Company, through its Board, in the right direction so it could one day achieve its potential. I agreed to join the Board provided that: (i) the Board repeal the existing poison pill that was in place at the time; (ii) an independent Board be established to oversee the Company; (iii) state-of-the art corporate governance provisions be adopted; and (iv) Mr. Razin agree to resign as CEO as soon as a replacement could be found. I also recommended that the dissident stockholder, Lawndale Capital Management, LLC, be a party to any agreement between the Company and me. Mr. Razin and his Board agreed to these conditions and this led to the Memorandum of Understanding (MOU) of 1999.

Between September 1999 and August 2002, the Board was no longer under the strong influence of Mr. Razin. However, in August 2002, Mr. Razin, for all practical purposes, repudiated the terms of the MOU and the Corporate Governance Provisions and reasserted his influence over the other Directors. Since that time, I have had serious concerns about the lack of adequate corporate governance. I have repeatedly criticized the Board for not acting within the spirit of the MOU and the Corporate Governance Provisions that were incorporated into the Company’s bylaws to ensure balance, fairness and transparency in the Company’s governance. I have also criticized many of the specific decisions of the Board that I believe to be contrary to the best interests of the Company and its shareholders. I continue to try to act in the best interests of the Company by trying to keep it on the right track so that the gains it has recently experienced are not lost.

Poor Governance Practices Threaten Stockholders’ Value

At the 2004 Annual Meeting, five new directors were elected to the Board, as explained in my proxy statement. After the annual meeting, the new Board held its first meeting. Mr. Razin and the new Directors, with hardly any discussion, proceeded to do the following:

•	The new directors joined Mr. Razin in electing as corporate counsel the lawyer who was counsel to the pre-MOU Board prior to 1999 when Mr. Razin was CEO and Chairman. The new directors also asked this same lawyer to take minutes of the Board meetings. The new directors also chose to ignore the actions taken by the outgoing Board regarding this lawyer, which were fully explained to them and are described in my proxy statement. In accordance with the Corporate Governance Provisions, it was, in fact, the responsibility of the independent lead director to appoint external consultants to the Board and not Mr. Razin. I objected to this action.

•	The new directors also chose to ignore the history of the Company that led to the MOU, and joined with Mr. Razin in a vote to modify the Corporate Governance Provisions of the Company that had been adopted in 1999. I objected to this action.

•	The new directors instructed corporate counsel to amend the bylaws of the Company and its Corporate Governance Provisions to meet the minimum requirements of the regulators and to facilitate and declare Mr. Razin an independent director. I objected to this action. I do not think that Mr. Razin should be considered “independent” given that he founded the Company in 1974 and served as CEO and Chairman until 1999, continues to serve as Chairman, and has a son who is employed as the Vice President of Business Development for the Company. At the very least, the Board should receive independent legal advice or a legal opinion on this point.

•	The new directors joined with Mr. Razin and corporate counsel in what I consider a mockery of the bylaws of the Company, by allowing Mr. Razin, while still not considered “independent”, to name the interim lead director and to distribute the memberships of the supposedly independent directors’ committees, including the Nominating Committee. I believe that allowing Mr. Razin to direct the appointment of these supposedly independent committees of the Board destroyed their independence and legitimacy. I objected to these actions, as I believe these were matters under the purview only of the independent directors pursuant to the existing Corporate Governance Provisions. Mr. Razin refused to allow me to serve on any of these Board committees, and I am the only independent director that was not appointed to a Board Committee.

•	The Company states in its proxy statement that the independent directors will need to meet only once a year. The present directors have not only declared Mr. Razin an independent director, but by cutting back on the number of times independent directors meet, they have for all practical purposes eliminated the specific role of the independent director as purposefully designed in 1999 and incorporated into the Company’s Corporate Governance Provisions to prevent the re-occurrence of past governance issues.

I do not think these drastic changes are in the best interests of the shareholders and the Company.

Excessive Executive Compensation

At the end of fiscal year 2005, QSI had shareholders’ equity of approximately $62 million, including retained earnings of $19 million. The Company distributed a one-time special dividend of approximately $19 million prior to the end of the fiscal year 2005. Thus, the Company earned a net total of $38 million over the course of 23 years since its IPO in 1982. In fiscal year 2005, the Company earned about $16 million, i.e., excluding fiscal year 2005, QSI earned $22 million between 1982 and 2004, which equates to about $22 million in 22 years. The new directors, with the approval of Mr. Razin, have granted equity compensation to management and themselves that I consider excessive given this earning history and the size of the Company.

•	The equity grants awarded in fiscal year 2005 to the Board and executive management amounted to about $12.7 million (according to the Company’s calculations and based upon a life for some seven year options of 4-3/4 years). A calculation based upon a seven-year option life would yield a higher result. Nonetheless, even on the basis of 4-3/4 years, the value of the grants is approximately 80% of the earnings of the Company for fiscal year 2005. By comparison, the compensation consultant to the outgoing Board had recommended option awards that would represent between 10-15% of earnings only.

•	The total number of options awarded to executive management and the Board in fiscal year 2005 is equivalent to 887,450 shares after the 2005 2-for-1 stock split. This represents a dilution of approximately 7% of the Company’s stock in one year. The options awarded to the Board and management in fiscal year 2005 are in the money by about $30 million, based upon a closing stock price as of September 2, 2005 of $64.29 per share.

•	Upon their election to the Board in September 2004, the new directors received a compensation package consisting of $10,000 per year, $1,000 per Board meeting, $500 per committee meeting and 2,500 four-year options (pre-2005 2-for-1 stock split) that vest in three months to purchase Company stock at the closing market price on the date of the grant. However, this was not enough for the new directors!

•	In October 2004, the new directors, with the approval of Mr. Razin, awarded themselves an increase in their compensation package – only one month after joining the Board! The increased package consists of a retainer of $24,000 per year, $2,000 per Board meeting, $1,000 per committee meeting and $1,000 for cross-country travel to attend a Board or committee meeting.

•	In addition, the current Board voted themselves an additional award of 3,500 stock options (pre-2005 2-for-1 stock split) in January 2005. The package of 12,000 stock options (post-split) awarded by the directors to themselves since joining the Board last September is in the money as of September 2, 2005 by about $380,000 for each director, based upon the exercise prices for the grants as stated in the Company’s Form 10-K for the fiscal year ended March 31, 2005 and a closing price for the Company’s shares of $64.29 on September 2, 2005.

•	By contrast, the compensation package for the outgoing Board consisted of an annual stipend of $2,500 plus $250 per committee meeting. There was no equity component in that package.

•	According to the Company’s 2005 proxy, all non-employee directors that will be elected in September 2005 will receive an equivalent cash compensation package as that of the current Board and, in addition, newly-elected directors will receive 12,000 options while continuing directors will receive a further 10,000 options. I believe that this compensation package for directors is outrageous given the size and earnings history of our Company.

•	At the July 28, 2005 Board meeting, the Board decided to grant executive management an aggregate of 200,000 fully-vested shares (not options) in the next 18 months, based on certain performance criteria. I believe that the stated performance criteria will make these potential grants to executive management easily attainable.

•	At the same meeting on July 28, 2005, the Board approved a significant increase in the compensation of certain executive officers. Effective November 1, 2005, Mr. Silverman’s salary will increase 38.4% from $289,000 to $400,000, and Mr. Cline’s salary will increase 31.9% from $303,245 to $400,000. Mr. Holt has already received a 47.8% increase, taking his salary from $142,000 to $210,000. The Board also approved, over my objections, an increase of Mr. Silverman’s annual bonus potential from $145,000 to $400,000, a potential increase of 175% with executive management receiving similar potential bonus increases.

At the October 28, 2004 Board meeting, four directors, joined by Mr. Razin, approved 25,000 seven-year options (the equivalent of 50,000 options post-split) for each new Director as an “incentive” for joining the Board – despite the fact that they had already joined the Board. This decision by the new directors and Mr. Razin to award these options (which were more than four times greater than what the directors subsequently approved in January 2005) only one month after they joined the Board demonstrates what you and I as shareholders should expect from this group.

I have opposed and voted against these actions given the earnings history and size of QSI. I am confident that, if elected with your help and support, Ibrahim Fawzy and Ian Gordon will also oppose any similar financial decisions proposed by the future Board.

Similarly, I am recommending that all shareholders vote AGAINST the New Stock Option Plan proposed by the Company. I believe these awards are not in the best interests of you, the shareholder.

Material Transactions That Were Not Discussed in Advance by the Board

In February 2005, QSI announced an agreement with Siemens Medical Solutions.

Mr. Razin approved key elements of the agreement, and he and corporate counsel were involved prior to the consummation of the agreement. However, they did not involve or seek the approval of other Board members for the agreement before it was signed by the Company. I believe this agreement will reduce the price that would be paid to shareholders of the Company if it were sold as well as reduce the potential for such a sale.

Five Board members expressed concern about the Company’s perceived breach of corporate governance which led to the Siemens agreement and called for an emergency special meeting of the Board in person. Suddenly and abruptly, the idea of an emergency special meeting seemed to fade away; and the issues of the failure of corporate governance that led to the Siemens agreement and the responsibility of those involved were not addressed by the Board.

In contrast, in 2000 Mr. Razin had entered into a confidentiality agreement with a competitor of QSI to sell the company. Mr. Razin signed this agreement without the knowledge of any of the directors of the Company. The outgoing Board at that time was functioning independently of Mr. Razin, and the independent directors voted unanimously to reprimand Mr. Razin in writing and hasten his resignation as CEO, as called for by the MOU.

It is evident to me from this transaction that the Board is not functioning properly. While the new directors can find time to increase their own compensation packages in the fashion explained above, they permit a material transaction like the Siemens agreement to be consummated without their prior review or approval.

Conclusion

I believe the Company has the potential to continue to deliver profitable growth and increased shareholder value. However, in order to achieve this goal, it is essential that the Company is governed by a Board that is balanced, fair and transparent. An independent Board should be paid a compensation package that is comparable to similar size companies with a similar earnings history. Such a Board should be willing and able to oversee material business transactions, and particularly those transactions that involve material future restrictions on the Company, which I believe is the case with the Siemens agreement.

As you vote your proxy for this year’s annual meeting, ask yourself who will better represent and protect your interests. I believe that Ibrahim Fawzy, Ian Gordon and I will.

The direction of your Company is dependent upon you voting FOR Ibrahim Fawzy, Ian Gordon and me. Your vote is critical and I urge you to sign and date the BLUE proxy card and to stand with us as we work to protect the interests of ALL shareholders.

Thank you for your time and support.

AHMED HUSSEIN

September 6, 2005

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THE PARTICIPANTS INVOLVED IN THIS SOLICITATION ARE AHMED HUSSEIN, IBRAHIM FAWZY AND IAN GORDON. INFORMATION REGARDING THESE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT OF AHMED HUSSEIN ON FILE WITH THE SEC, WHICH MAY BE OBTAINED FOR FREE FROM THEIR WEBSITE AT www.sec.gov. THE PROXY STATEMENT WILL BE DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 6, 2005.

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